FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AUTOZONE, INC.
(Exact name of registrant as specified in its charter)

Nevada	62-1482048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

123 South Front Street
Memphis, Tennessee 38103
(Address of Principal Executive Offices)(Zip Code)

AUTOZONE, INC. 2003 DIRECTOR STOCK OPTION PLAN
(Full title of the plan)

Harry L. Goldsmith
Secretary
123 South Front Street
Memphis, Tennessee 38103
(Name and address of agent for service of process)

(901) 495-6500
(Telephone number, including area code,
of agent for service of process)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock $.01 par value	400,000	$62.84	$25,136,000.00	$2,036.02

(1) Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low price for shares of the Registrant's Common Stock as reported on the New York Stock Exchange, Inc. composite tape on March 5, 2003.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

PART I

Item 1.     Plan Information

                Not required to be filed with this Registration Statement.

Item 2.    Registration Information and Employee Plan Annual Information

               Not required to be filed with this Registration Statement.

PART II

Item 3.  Incorporation of Documents by Reference

            The following documents filed with the Commission by AutoZone, Inc., a Nevada corporation ("AutoZone") or the Company are incorporated as of their respective dates in this Registration Statement by reference:

a.	Annual Report on Form 10-K for the fiscal year ended August 31, 2002.

b.
Current Reports on Form 8-K dated September 25, 2002, October 1, 2002, October 18, 2002, October 30, 2002, November 26, 2002, December 12, 2002, January 29, 2003, February 10, 2003, February 18, 2003, and March 4, 2003.

c.	Definitive Proxy Statement dated November 1, 2002.

d.	Quarterly Report on Form 10-Q for the fiscal quarter ended November 23, 2002.

            All documents filed by the Company pursuant to Section 13(a) and 15(d) of the Securities and Exchange Act of 1934 ("Exchange Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

            Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

            Not applicable.

Item 5.  Interests of Named Experts and Counsel

            Certain legal matters in connection with the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Donald R. Rawlins, Vice President, Assistant General Counsel and Assistant Secretary of the Company.  Mr. Rawlins is the owner of 209 shares of the Company's Common Stock and has received options to purchase 22,000 additional shares of Common Stock of the Company.

Item 6.  Indemnification of Directors and Officers.

            The Company's Restated Articles of Incorporation provide that a director or officer of AutoZone shall not be personally liable to AutoZone or its stockholders for damages of any breach of fiduciary duty as a director or officer, except for liability for (i) pursuant to Nevada Revised Statutes 78.138, (ii) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (iii) the payment of distributions in violation of Nevada Revised Statutes 78.300.  In addition, Nevada Revised Statutes 78.751 and Article III, Section 13 of AutoZone's Third Amended and Restated Bylaws ("Bylaws"), under certain circumstances, provide for the indemnification of AutoZone's officers, directors, employees and agents against liabilities which they may incur in such capacities.  A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III, Section 13 of AutoZone's Bylaws.

            In general, any officer, director, employee or agent shall be indemnified against expenses including attorneys' fees, fines, settlements or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on the behalf of AutoZone, to which he was a party as a result of such relationship, if he acted in good faith, and in the manner he believed to be in or not opposed to AutoZone's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  If the action or suit is brought by or on behalf of AutoZone, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to AutoZone's best interest.  No indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to AutoZone or for amounts paid in settlement to AutoZone, unless and only to the extent that the court in which the action or suit was brought, or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

            Any indemnification under the previous paragraphs, unless ordered by a court or advanced as provided in the succeeding paragraph, must be made by AutoZone only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made (i) by the stockholders, (ii) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (iii) if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion, or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.  To the extent that a director, officer, employee or agent of AutoZone has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, or in defense of any claim, issue or matter therein, he must be indemnified by AutoZone against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

            Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by AutoZone as they are incurred and in advance of final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by AutoZone as authorized by the Bylaws.  Such expenses incurred by other employees and agents to be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

            The indemnification and advancement of expenses authorized in or ordered by a court as provided in the foregoing paragraphs does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Restated Articles of Incorporation, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court as described in the third preceding paragraph or for advancement of expenses made as described in the preceding paragraph, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.  If a claim for indemnification or payment of expenses under Section 13 of Article III of the Bylaws is not paid in full within ninety (90) days of a written claim therefor has been received by AutoZone, the claimant may file suit to recover the unpaid amount of such claim, and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action, AutoZone shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

            The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, AutoZone to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AutoZone, or is or was serving at the request of AutoZone as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not AutoZone would have the power to indemnify him against such liability under the provisions of Section 13 of Article III of the Bylaws.  The Board of Directors may authorize AutoZone to enter into a contract with any person who is or was a director, officer, employee or agent of another partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided for by Section 13 of Article III of the Bylaws.

            AutoZone has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of AutoZone.

Item 7.  Exemption from Registration Claimed

            Not applicable.

Item 8.  Exhibits

4.1	AutoZone, Inc., 2003 Director Stock Option Plan (attached as Appendix C to the definitive Proxy Statement dated November 1, 2002, which is incorporated herein by reference).

5.1	Opinion of Donald R. Rawlins, Vice President, Assistant General Counsel and Assistant Secretary of AutoZone, Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Donald R. Rawlins, Vice President, Assistant General Counsel and Assistant Secretary of AutoZone, Inc. (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (incorporated in the Signature Page to this Registration Statement).

Item 9.  Undertakings.

        (a)    The undersigned registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.
(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.
(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on March 7, 2003.

                                                                                                            AUTOZONE, INC.

                                                                                                            By:  /s/ Steve Odland

                                                                                                                    Steve Odland
                                                                                                                    Chairman, Chief Executive Officer, President
                                                                                                                    and Director
POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry L. Goldsmith and Donald R. Rawlins, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Steve Odland Steve Odland	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	March 7, 2003
/s/ Michael G. Archbold Michael G. Archbold	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 7, 2003
/s/ Charlie Pleas, III Charlie Pleas, III	Vice President and Controller (Principal Accounting Officer)	March 7, 2003
/s/ Charles M. Elson Charles M. Elson	Director	March 7, 2003
/s/ Marshar J. Evans Marsha J. Evans	Director	March 7, 2003
/s/ N. Gerry House N. Gerry House	Director	March 7, 2003
/s/ Earl G. Graves, Jr. Earl G. Graves, Jr.	Director	March 7, 2003
/s/ J.R. Hyde, III J.R. Hyde, III	Director	March 7, 2003
/s/ James F. Keegan James F. Keegan	Director	March 7, 2003
/s/ Edward S. Lampert Edward S. Lampert	Director	March 7, 2003
/s/ W. Andrew McKenna W. Andrew McKenna	Director	March 7, 2003

EXHIBIT INDEX

4.1	AutoZone, Inc., 2003 Director Stock Option Plan (attached as Appendix C to the definitive Proxy Statement dated November 1, 2002, which is incorporated herein by reference).

5.1	Opinion of Donald R. Rawlins, Vice President, Assistant General Counsel and Assistant Secretary of AutoZone, Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Donald R. Rawlins, Vice President, Assistant General Counsel and Assistant Secretary of AutoZone, Inc. (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (incorporated in the Signature Page to this Registration Statement).